55 Water Street New York, NY 10041 www.spglobal.com Press Release For Immediate Release

S&P Global Reports Third Quarter Results; Announces Strategic Review for Capital IQ
and Associated Data Businesses

New York, NY, October 27, 2026 – S&P Global (NYSE: SPGI) today reported third quarter results. This earnings release and supplemental materials are available at http://investor.spglobal.com/Quarterly-Earnings.
The Company reported third-quarter 2026 revenue of $3.678 billion, an increase of 7% compared to the third quarter of 2025. Third quarter GAAP net income increased 20% to $1.298 billion and GAAP diluted earnings per share increased 26% to $4.45. Adjusted net income for the third quarter increased 4% to $1.337 billion and adjusted diluted earnings per share increased 9% to $4.58. Higher GAAP net income was driven by growth in operating profit, including the benefit from a gain on disposition in Energy. Higher adjusted net income was driven primarily by growth in adjusted operating profit, partially offset by higher taxes in the quarter.
The Company has initiated a strategic review of alternatives, including potential separation, for Capital IQ and associated data businesses, which constitute the majority of Kensho Data & Platforms within Market Intelligence. While the exact perimeter remains under review, the Company expects to retain RatingsDirect, RatingsXpress, and Enterprise Solutions. Capital IQ and the associated data businesses are well positioned to grow and thrive, and we believe separate ownership could provide dedicated investment and focus, positioning these businesses to accelerate innovation and growth.

•The Company reported revenue of $3.678 billion, which increased 7% year over year.

•Operating margin increased 800 basis points and adjusted operating margin increased 60 basis points, driving 26% growth in diluted EPS and 9% growth in adjusted diluted EPS, respectively, year over year.

•In the third quarter, the Company executed $2.6 billion in share repurchases, and has repurchased more than $4 billion in shares year-to-date. The Company continues to expect to repurchase more than $7 billion in shares in total in 2026.

•2026 guidance calls for revenue growth of 7.4% to 8.4%, and organic constant currency growth of 7.5% to 8.5%.

"S&P Global delivered a very strong quarter. Increasing demand for our benchmarks and unique intellectual property demonstrates our leadership in credit, equity, and commodities markets.
Our focus on new high-growth adjacencies and our innovation are resonating deeply with customers around the world.
The businesses that are part of the strategic review are strong and have significant opportunities ahead of them as technology changes how customers access, analyze, and use information. This reflects our long-standing commitment to be good stewards of our portfolio, while prioritizing our investments where we’re strongest."
Martina Cheung
President and CEO

The Company completed the spin-off of its Mobility division, creating an independent public company, Mobility Global (NYSE: MBGL), on July 1, 2026. Effective with the Company's third-quarter 2026 financial statements, Mobility has been reclassified as discontinued operations for all completed periods presented. All financial information presented in this release reflects the Company’s results on a continuing operations basis, unless otherwise stated, and prior periods have been recast accordingly to conform to this presentation. Division results presented in this release also reflect a recast of the Company’s division financial information for all periods presented, including inter-segment adjustments and changes to expense allocation methodologies as outlined in our press release dated July 6, 2026.

Third Quarter 2026 Revenue (from Continuing Operations)

Third-quarter revenue increased 7% year over year, representing an increase of nearly $240 million. This increase was driven primarily by Indices and Market Intelligence, with additional growth in Energy and Ratings. Revenue from subscription products increased 6%.

(1) Total revenue includes the impact of inter-segment eliminations of $51M and $55M in 3Q '25 and 3Q '26, respectively.

Third Quarter 2026 Operating Profit, Expense, and Margin (from Continuing Operations)

Note: All presentations of revenue above refer to GAAP revenue. Adjusted financials refer to non-GAAP adjusted metrics in all periods.

The Company’s third-quarter reported operating profit margin increased by 800 basis points to 53.2%, and adjusted operating profit margin increased 60 basis points to 53.5%. GAAP operating profit margin benefited primarily from a gain on disposition, while adjusted operating margin improvement was driven by growth and margin expansion in the Company's Indices and Market Intelligence divisions.

Third Quarter 2026 Diluted Earnings Per Share from Continuing Operations

	3Q '26	3Q '25	y/y change
Reported	$4.45	$3.54	26%
Adjusted	$4.58	$4.20	9%

Third quarter GAAP diluted earnings per share increased 26% to $4.45 due to a 20% increase in net income and a 4% decrease in diluted shares outstanding.

Adjusted diluted earnings per share increased 9% to $4.58 due to a 4% increase in adjusted net income and a 4% decrease in diluted shares outstanding. Currency had no impact on GAAP or adjusted diluted EPS in the quarter. The largest non-core adjustments to earnings in the third quarter of 2026 were for gain on disposition and deal-related amortization.

Full-Year 2026 Outlook (from Continuing Operations)

	GAAP	Adjusted
Revenue growth	7.4% to 8.4%	7.4% to 8.4%
Organic, Constant Currency Revenue growth	--	7.5% to 8.5%
Corporate Unallocated Expense	$185 to $195 million	$160 to $170 million
Deal-related Amortization	~$800 million	~$800 million
Operating Profit Margin expansion	310 to 335 bps	75 to 100 bps
Operating Profit Margin expansion, excluding OSTTRA	--	125 to 150 bps
Interest Expense, net	$380 to $390 million	$405 to $415 million
Tax Rate	22% to 23%	22% to 23%
Diluted EPS	$16.25 to $16.50	$17.70 to $17.95
Capital Expenditures	$155 to $165 million	$155 to $165 million

Total revenue and organic constant currency revenue are now expected to be higher than the previous guidance ranges of 5.9% to 7.9% and 6.0% to 8.0%, respectively, both driven by higher expected revenue from the Ratings and Indices divisions. GAAP operating margin expansion is expected to be below the prior range of 335 to 360 basis points primarily due to adjustments to expected gain on dispositions, partially offset by higher revenue growth. Higher revenue growth and continued expense discipline are expected to drive adjusted operating margin expansion above the prior range of 35 to 60 basis points. GAAP diluted EPS is expected to be lower than the prior guidance range of $16.35 to $16.60 primarily due to adjustments to expected gain on dispositions, partially offset by higher revenue. Adjusted diluted EPS is expected to be higher than the prior guidance range of $17.50 to $17.75, driven by the combined impact of higher revenue and margin expansion. Non-GAAP adjusted guidance excludes amortization of intangibles related to acquisitions and acquisition and disposition-related costs.

There is no specific timeframe for the strategic review we announced, and there can be no assurance that the review will result in any transaction or particular outcome. As such, the guidance provided assumes a full contribution from Market Intelligence, as it is currently structured, for the full year.

As previously announced, the Board of Directors has authorized a quarterly cash dividend of $0.97 per share.

Supplemental Information/Conference Call/Webcast Details: The Company’s senior management will review the third quarter 2026 earnings results on a conference call scheduled for today, October 27, at 8:30 a.m. EDT. Additional information presented on the conference call, and the Company’s supplemental slide content may be found on the Company’s Investor Relations Website at http://investor.spglobal.com/Quarterly-Earnings.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings.

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Martina Cheung. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 27, 2026. U.S. participants may call (866) 360-7720; international participants may call +1 (203) 369-0172 (long-distance charges will apply). No passcode is required.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: organic revenue; organic constant currency revenue; adjusted net income; adjusted diluted EPS; adjusted operating profit and margin; adjusted expenses; adjusted corporate unallocated expense; adjusted deal-related amortization; adjusted interest expense, net; adjusted income before taxes on income; adjusted provision for income taxes; adjusted effective tax rate; adjusted equity in income on unconsolidated subsidiaries; free cash flow; and adjusted free cash flow, excluding certain items.

The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7 and 8. The Company is not able to provide reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort.

The Company's non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and adjusted free cash flow, excluding certain items, enables investors to better compare the Company's performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and adjusted free cash flow, excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪worldwide economic, financial, political, regulatory, and geopolitical conditions (including slower GDP growth or recession, restrictions on trade (e.g., tariffs and disruptions to shipping in connection with the military conflict in the Middle East), instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility (e.g., supply chain risk), geopolitical uncertainty (including military conflict), natural and man-made disasters, civil unrest, public health crises (e.g., pandemics), and conditions that result from legislative, regulatory, trade and policy changes, including from the U.S. administration;
▪the volatility and health of debt, equity, commodities and energy markets, including credit quality and spreads, the composition and mix of credit maturity profiles, the level of liquidity and future debt issuances, equity flows from active to passive, fluctuations in average asset prices in global equities, demand for investment products that track indices and assessments and trading volumes of certain exchange traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, or protect against a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;
▪the level of merger and acquisition activity in the United States and abroad;
▪the level of the Company’s future cash flows and capital investments;
▪the effect of competitive products (including those incorporating artificial intelligence ("AI")) and pricing, including the level of success of new product developments and global expansion;
▪the impact of customer cost-cutting pressures;
▪a decline in the demand for our products and services by our customers and other market participants;
▪our ability to develop new products or technologies, to integrate our products with new technologies (e.g., AI), or to compete with new products or technologies offered by new or existing competitors;
▪the introduction of competing products (including those developed by AI) or technologies by other companies;
▪our ability to protect our intellectual property from unauthorized use and infringement, including by others using AI technologies, and to operate our business without violating third-party intellectual property rights, including through our own use of AI in our products and services;
▪our ability to attract, incentivize and retain key employees, especially in a competitive business environment;
▪our ability to successfully navigate key organizational changes;
▪the continuously evolving regulatory environment in Europe, the United States and elsewhere around the globe affecting each of our businesses and the products they offer, and our compliance therewith;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation of the Company’s customers, suppliers or competitors;
▪the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;

▪the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
▪the impact of changes in applicable tax or accounting requirements on the Company;
▪the ability to maintain tax-free treatment, for U.S. federal income tax purposes, of the separation of Mobility Global;
▪any disruption to the Company’s business related to the separation of Mobility Global; and
▪any loss of synergies from separating Mobility Global from the Company that adversely impact our results of operations, or that results in the Company not realizing all of the expected benefits of the separation.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors in our most recently filed Annual Report on Form 10-K.

About S&P Global

S&P Global (NYSE: SPGI) enables businesses, governments, and individuals with trusted data, expertise and technology to make decisions with conviction. We are Advancing Essential Intelligence through world-leading benchmarks, data, and insights that customers need in order to plan confidently, act decisively, and thrive in a rapidly changing global landscape.

From helping our customers assess new investments across the capital and commodities markets to navigating the energy expansion, acceleration of artificial intelligence, and evolution of public and private markets, we enable the world's leading organizations to unlock opportunities, solve challenges, and plan for tomorrow – today. Learn more at www.spglobal.com.

Investor Relations: https://investor.spglobal.com

Contact:

Investor Relations:
Mark Grant
Senior Vice President, Investor Relations and Treasurer
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Christina Twomey
Chief Communications Officer
Tel: +1 (646) 407-3001
christina.twomey@spglobal.com

###

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2026 and 2025
(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2026	2025	% Change	2026	2025	% Change

Revenue	$3,678	$3,443	7%	$11,074	$10,117	9%
Expenses	1,922	1,894	2%	5,833	5,672	3%
Gain on dispositions	(200)	—	N/M	(386)	(3)	N/M
Equity in income on unconsolidated subsidiaries	—	(7)	N/M	—	(28)	N/M
Operating profit	1,956	1,556	26%	5,627	4,476	26%
Other income, net	(4)	(2)	N/M	(10)	(25)	60%
Interest expense, net	87	79	10%	267	233	14%
Income from continuing operations before taxes on income	1,873	1,479	27%	5,370	4,268	26%
Provision for taxes on income	467	312	49%	1,220	918	33%
Income from continuing operations	1,406	1,167	21%	4,150	3,350	24%
(Loss) income from discontinued operations, net of taxes	(58)	98	N/M	25	246	(90)%
Net income	1,348	1,265	7%	4,175	3,596	16%
Less: net income attributable to noncontrolling interests - continuing	(108)	(89)	(22)%	(323)	(259)	(25)%
Net income attributable to S&P Global Inc.	$1,240	$1,176	5%	$3,852	$3,337	15%

Amounts attributable to S&P Global Inc. common shareholders:
Income from continuing operations	$1,298	$1,078	20%	$3,827	$3,091	24%
(Loss) income from discontinued operations	(58)	98	N/M	25	246	(90)%
Net income	$1,240	$1,176	5%	$3,852	$3,337	15%

Earnings per share attributable to S&P Global Inc. common shareholders:
Income from continuing operations:
Basic	$4.45	$3.54	26%	$12.99	$10.11	28%
Diluted	$4.45	$3.54	26%	$12.98	$10.10	29%
(Loss) income from discontinued operations:
Basic	$(0.20)	$0.32	N/M	$0.08	$0.81	(89)%
Diluted	$(0.20)	$0.32	N/M	$0.08	$0.80	(89)%
Net income:
Basic	$4.25	$3.86	10%	$13.07	$10.91	20%
Diluted	$4.25	$3.86	10%	$13.06	$10.90	20%

Weighted-average number of common shares outstanding:
Basic	291.4	304.3		294.7	305.8
Diluted	291.6	304.5		294.9	306.1

Actual shares outstanding at period end				289.9	303.4

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.
Note - Beginning with the third quarter of 2026, the historical results of Mobility have been presented as discontinued operations and, as such, have been excluded from continuing operations for all periods presented. Financial information presented in Exhibits 4, 5, 6 and 7 reflects the Company's results on a continuing operations basis, and segment results reflected throughout the exhibits reflect the effect of the recast outlined in our press release dated July 6, 2026.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
September 30, 2026 and December 31, 2025
(dollars in millions)

(unaudited)	September 30,	December 31,
	2026	2025

Assets:
Cash, cash equivalents, and restricted cash	$2,441	$1,707
Other current assets	3,975	4,124
Assets held for sale [1]	—	196
Current assets of discontinued operations [2]	—	269
Total current assets	6,416	6,296
Property and equipment, net	233	259
Right of use assets	345	397
Goodwill and other intangible assets, net	39,531	40,138
Equity investments in unconsolidated subsidiaries	624	590
Other non-current assets	883	833
Non-current assets of discontinued operations [2]	—	12,687
Total assets	$48,032	$61,200

Liabilities and Equity:
Short-term debt	$2,448	$718
Unearned revenue	3,767	4,010
Other current liabilities	2,503	2,626
Liabilities held for sale [1]	—	43
Current liabilities of discontinued operations [2]	—	241
Long-term debt	10,614	12,370
Lease liabilities — non-current	403	483
Deferred tax liability — non-current	2,180	2,285
Pension, other postretirement benefits and other non-current liabilities	939	1,284
Non-current liabilities of discontinued operations [2]	—	988
Total liabilities	22,854	25,048
Redeemable noncontrolling interests	5,348	4,917
Total equity	19,830	31,235
Total liabilities and equity	$48,032	$61,200

1There were no assets and liabilities held for sale as of September 30, 2026. Assets and liabilities held for sale relate to the divestitures of the Enterprise Data Management and thinkFolio businesses within our Market Intelligence segment as of December 31, 2025. Additionally, assets held for sale include fixed assets related to our facility in Centennial, Colorado as of December 31, 2025.
2 The assets and liabilities of Mobility have been classified as discontinued operations as of December 31, 2025.

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2026 and 2025
(dollars in millions)

(unaudited)	2026	2025

Operating Activities:
Income from continuing operations	$4,150	$3,350
Adjustments to reconcile income from continuing operations to cash provided by operating activities from continuing operations:
Depreciation	86	68
Amortization of intangibles	598	576
Deferred income taxes	(114)	(212)
Stock-based compensation	127	155
Gain on dispositions	(386)	(3)
Other	(34)	200
Net changes in other operating assets and liabilities	(766)	(817)
Cash provided by operating activities from continuing operations	3,661	3,317

Investing Activities:
Capital expenditures	(93)	(133)
Acquisitions, net of cash acquired	(208)	(47)
Proceeds from dispositions, net	667	19
Changes in short-term investments	(26)	(52)
Cash provided by (used for) investing activities from continuing operations	340	(213)

Financing Activities:
Additions to short-term debt, net	(15)	—
Payments on senior notes	(3)	(4)
Dividends paid to shareholders	(856)	(880)
Distributions to noncontrolling interest holders	(269)	(234)
Repurchase of treasury shares	(4,100)	(2,501)
Cash transferred to Mobility Global related to separation	(198)	—
Proceeds from debt issuance related to Mobility Global separation	1,974	—
Employee withholding tax on share-based payments, excise tax payments on share repurchases, contingent consideration payments and other	(150)	(106)
Cash used for financing activities from continuing operations	(3,617)	(3,725)
Effect of exchange rate changes on cash from continuing operations	(37)	62
Cash provided by (used for) continuing operations	347	(559)
Cash provided by discontinued operations	387	553
Net change in cash, cash equivalents, and restricted cash	734	(6)
Cash, cash equivalents, and restricted cash at beginning of period	1,707	1,639
Cash, cash equivalents, and restricted cash at end of period	$2,441	$1,633

Exhibit 4

S&P Global
Operating Results by Segment
Three and nine months ended September 30, 2026 and 2025
(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue

	2026	2025	% Change	2026	2025	% Change

Ratings	$1,271	$1,240	2%	$3,912	$3,537	11%
Indices	554	462	20%	1,606	1,352	19%
Energy	645	609	6%	1,992	1,896	5%
Market Intelligence	1,263	1,183	7%	3,723	3,479	7%
Intersegment Elimination	(55)	(51)	(8)%	(159)	(147)	(8)%
Total revenue	$3,678	$3,443	7%	$11,074	$10,117	9%

	Expenses			Expenses
	2026	2025	% Change	2026	2025	% Change

Ratings (a)	$437	$422	3%	$1,293	$1,251	3%
Indices (b)	166	149	12%	481	420	14%
Energy (c)	176	360	(51)%	963	1,117	(14)%
Market Intelligence (d)	962	931	3%	2,744	2,814	(2)%
Corporate Unallocated expense (e)	36	83	(56)%	125	214	(42)%
Equity in Income on Unconsolidated Subsidiaries (f)	—	(7)	N/M	—	(28)	N/M
Intersegment Elimination	(55)	(51)	(8)%	(159)	(147)	(8)%
Total expenses	$1,722	$1,887	(9)%	$5,447	$5,641	(3)%

	Operating Profit			Operating Profit

	2026	2025	% Change	2026	2025	% Change
Ratings (a)	$834	$818	2%	$2,619	$2,286	15%
Indices (b)	388	313	24%	1,125	932	21%
Energy (c)	469	249	88%	1,029	779	32%
Market Intelligence (d)	301	252	19%	979	665	47%
Total reportable segments	1,992	1,632	22%	5,752	4,662	23%
Corporate Unallocated expense (e)	(36)	(83)	56%	(125)	(214)	42%
Equity in Income on Unconsolidated Subsidiaries (f)	—	7	N/M	—	28	N/M
Total operating profit	$1,956	$1,556	26%	$5,627	$4,476	26%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - Financial information presented reflects the Company's results on a continuing operations basis, and prior periods have been recast accordingly to conform to this presentation. Segment results also reflect the effect of the recast outlined in our press release dated July 6, 2026.
(a)    The nine months ended September 30, 2026 include employee severance charges of $8 million. The three and nine months ended September 30, 2025 include legal costs of $12 million and $39 million, respectively. The nine months ended September 30, 2025 include employee severance charges of $10 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three months ended September 30, 2026 and 2025, and $3 million and $5 million for the nine months ended September 30, 2026 and 2025, respectively.

Exhibit 4

(b)    The nine months ended September 30, 2026 include employee-related costs of $2 million, employee severance charges of $1 million and acquisition-related costs of $1 million. The three and nine months ended September 30, 2025 include employee severance charges of $1 million and acquisition-related costs of $1 million. Additionally, amortization of intangibles from acquisitions of $10 million and $9 million is included for the three months ended September 30, 2026 and 2025, respectively, and $29 million and $27 million for the nine months ended September 30, 2026 and 2025, respectively.
(c)    The three and nine months ended September 30, 2026 include a gain on disposition of $200 million, acquisition-related costs of $6 million and $9 million, respectively, disposition-related costs of $4 million and $6 million, respectively, and a reversal of a statutorily required labor law accrual adjustment of $1 million. The nine months ended September 30, 2026 include employee severance charges of $8 million and asset impairment of $4 million. The nine months ended September 30, 2025 include employee severance charges of $10 million. Additionally, amortization of intangibles from acquisitions of $32 million is included for the three months ended September 30, 2026 and 2025, and $98 million for the nine months ended September 30, 2026 and 2025.
(d) The three and nine months ended September 30, 2026 include acquisition-related costs of $1 million and $13 million, respectively, and disposition-related costs of $2 million and $6 million, respectively. The three months ended September 30, 2026 include a reversal of a statutorily required labor law accrual adjustment of $2 million. The nine months ended September 30, 2026 include a gain on dispositions of $172 million and employee severance charges of $15 million. The three and nine months ended September 30, 2025 include employee severance charges of $11 million and $44 million, respectively, acquisition-related costs of $2 million and $12 million, respectively, disposition-related costs of $4 million and $6 million, respectively, and Executive Leadership Team transition costs of $1 million and $5 million, respectively. The nine months ended September 30, 2025 includes gain on disposition of $3 million. Additionally, amortization of intangibles from acquisitions of $154 million and $146 million is included for the three months ended September 30, 2026 and 2025, respectively, and $464 million and $443 million for the nine months ended September 30, 2026 and 2025, respectively.
(e)    The three and nine months ended September 30, 2026 include lease impairments of $5 million and $10 million, respectively, acquisition-related costs of $1 million and $2 million, respectively, and a reversal of a statutorily required labor law accrual adjustment of $2 million. The nine months ended September 30, 2026 include a gain on dispositions of $14 million and employee severance charges of $11 million. The three and nine months ended September 30, 2025 include acquisition-related costs of $4 million and $6 million, respectively, Executive Leadership Team transition costs of $9 million and $22 million, respectively, lease impairments of $6 million and $14 million, respectively, employee severance charges of $5 million and $28 million, respectively, disposition-related costs of $4 million and $6 million, respectively, and legal costs of $1 million and $3 million, respectively. The nine months ended September 30, 2025 include an asset write-off of $1 million. Additionally, amortization of intangibles from acquisitions of $2 million and $1 million is included for the three months ended September 30, 2026 and 2025, respectively, and $4 million and $2 million for the nine months ended September 30, 2026 and 2025, respectively.
(f)    Amortization of intangibles from acquisitions of $14 million and $40 million is included for the three and nine months ended September 30, 2025, respectively.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and nine months ended September 30, 2026 and 2025
(dollars in millions, except per share amounts)

Adjusted Expenses

(unaudited)		Three Months			Nine Months
		2026	2025	% Change	2026	2025	% Change

Ratings	Expenses	$437	$422	3%	$1,293	$1,251	3%
	Non-GAAP adjustments (a)	—	(12)		(8)	(49)
	Deal-related amortization	(1)	(1)		(3)	(5)
	Adjusted expenses	$436	$409	7%	$1,282	$1,197	7%

Indices	Expenses	$166	$149	12%	$481	$420	14%
	Non-GAAP adjustments (b)	—	(2)		(4)	(3)
	Deal-related amortization	(10)	(9)		(29)	(27)
	Adjusted expenses	$156	$137	14%	$448	$391	15%

Energy	Expenses	$176	$360	(51)%	$963	$1,117	(14)%
	Non-GAAP adjustments (c)	191	—		173	(10)
	Deal-related amortization	(32)	(32)		(98)	(98)
	Adjusted expenses	$335	$328	2%	$1,038	$1,009	3%

Market Intelligence	Expenses	$962	$931	3%	$2,744	$2,814	(2)%
	Non-GAAP adjustments (d)	(2)	(17)		139	(64)
	Deal-related amortization	(154)	(146)		(464)	(443)
	Adjusted expenses	$806	$767	5%	$2,419	$2,307	5%

Corporate Unallocated Expense	Corporate Unallocated expense	$36	$83	(56)%	125	214	(42)%
	Non-GAAP adjustments (e)	(4)	(29)		(7)	(80)
	Deal-related amortization	(2)	(1)		(4)	(2)
	Adjusted Corporate Unallocated expenses	$31	$52	(41)%	$113	$131	(14)%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$—	$(7)	N/M	$—	$(28)	N/M
	Deal-related amortization	—	(14)		—	(40)
	Adjusted equity in income on unconsolidated subsidiaries	$—	$(21)	N/M	$—	$(69)	N/M

Total SPGI	Expenses	$1,722	$1,887	(9)%	$5,447	$5,641	(3)%
	Non-GAAP adjustments (a)(b)(c)(d)(e)	186	(61)		292	(207)
	Deal-related amortization	(199)	(203)		(598)	(615)
	Adjusted expenses	$1,709	$1,622	5%	$5,141	$4,818	7%

Exhibit 5
Adjusted Operating Profit

(unaudited)		Three Months			Nine Months
		2026	2025	% Change	2026	2025	% Change

Ratings	Operating profit	$834	$818	2%	$2,619	2,286	15%
	Non-GAAP adjustments (a)	—	12		8	49
	Deal-related amortization	1	1		3	5
	Adjusted operating profit	$835	$831	—%	$2,630	$2,341	12%
	Operating profit margin	66%	66%		67%	65%
	Adjusted operating profit margin	66%	67%		67%	66%

Indices	Operating profit	$388	$313	24%	$1,125	932	21%
	Non-GAAP adjustments (b)	—	2		4	3
	Deal-related amortization	10	9		29	27
	Adjusted operating profit	$398	$325	22%	$1,158	$961	20%
	Operating profit margin	70%	68%		70%	69%
	Adjusted operating profit margin	72%	70%		72%	71%

Energy	Operating profit	$469	$249	88%	$1,029	779	32%
	Non-GAAP adjustments (c)	(191)	—		(173)	10
	Deal-related amortization	32	32		98	98
	Adjusted operating profit	$310	$281	10%	$954	$887	8%
	Operating profit margin	73%	41%		52%	41%
	Adjusted operating profit margin	48%	46%		48%	47%

Market Intelligence	Operating profit	$301	$252	19%	$979	$665	47%
	Non-GAAP adjustments (d)	2	17		(139)	64
	Deal-related amortization	154	146		464	443
	Adjusted operating profit	$457	$416	10%	$1,304	$1,172	11%
	Operating profit margin	24%	21%		26%	19%
	Adjusted operating profit margin	36%	35%		35%	34%

Total Segments	Operating profit	$1,992	$1,632	22%	$5,752	$4,662	23%
	Non-GAAP adjustments (a) (b) (c)(d)	(190)	32		(300)	127
	Deal-related amortization	198	189		594	573
	Adjusted operating profit	$2,000	$1,853	8%	$6,046	$5,361	13%

Corporate Unallocated Expense	Corporate unallocated expense	$(36)	$(83)	56%	$(125)	$(214)	42%
	Non-GAAP adjustments (e)	4	29		7	80
	Deal-related amortization	2	1		4	2
	Adjusted corporate unallocated expense	$(31)	$(52)	41%	$(113)	$(131)	14%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$—	$7	N/M	$—	$28	N/M
	Deal-related amortization	—	14		—	40
	Adjusted equity in income on unconsolidated subsidiaries	$—	$21	N/M	$—	$69	N/M

Total SPGI	Operating profit	$1,956	$1,556	26%	5,627	4,476	26%
	Non-GAAP adjustments (a) (b) (c)(d) (e)	(186)	61		(292)	207
	Deal-related amortization	199	203		598	615
	Adjusted operating profit	$1,969	$1,819	8%	$5,933	$5,299	12%
	Operating profit margin	53%	45%		51%	44%
	Adjusted operating profit margin	54%	53%		54%	52%

Exhibit 5
Adjusted Interest Expense, Net

(unaudited)	Three Months			Nine Months
	2026	2025	% Change	2026	2025	% Change

Interest expense, net	$87	$79	10%	$267	$233	14%
Non-GAAP adjustments (f)	6	6		19	19
Adjusted interest expense, net	$93	$85	9%	$285	$252	13%

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Nine Months
	2026	2025	% Change	2026	2025	% Change

Provision for income taxes	$467	$312	49%	$1,220	$918	33%
Non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g)	(82)	10		(123)	70
Deal-related amortization	50	47		151	146
Adjusted provision for income taxes	$435	$369	18%	$1,247	$1,134	10%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Nine Months
	2026	2025	% Change	2026	2025		% Change

Adjusted operating profit	$1,969	$1,819	8%	$5,933	$5,299		12%
Other income, net	(4)	(2)		(10)	(25)
Adjusted interest expense, net	93	85		285	252
Adjusted income before taxes on income	$1,880	$1,737	8%	$5,657	$5,071		12%
Adjusted provision for income taxes	$435	$369		$1,247	$1,134
Effective tax rate	24.9%	21.1%		22.7%	21.5%
Adjusted effective tax rate [1]	23.1%	21.2%		22.0%	22.4%	`

1 The adjusted effective tax rate is calculated by dividing adjusted provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries was 23.1% and 21.5% for the three months ended September 30, 2026 and 2025, respectively, and 22.0% and 22.7% for the nine months ended September 30, 2026 and 2025, respectively.

Adjusted Net Income attributable to SPGI and Diluted EPS (from Continuing Operations)

(unaudited)	2026		2025		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
Reported (from continuing operations)	$1,298	$4.45	$1,078	$3.54	20%	26%
Non-GAAP adjustments	(111)	(0.38)	45	0.15
Deal-related amortization	149	0.51	157	0.52
Adjusted	$1,337	$4.58	$1,280	$4.20	4%	9%

	Nine Months
Reported (from continuing operations)	$3,827	$12.98	$3,091	$10.10	24%	29%
Non-GAAP adjustments	(188)	(0.64)	117	0.38
Deal-related amortization	448	1.52	470	1.54
Adjusted	$4,087	$13.86	$3,679	$12.02	11%	15%

N/M - Represents a change equal to or in excess of 100% or not meaningful

Exhibit 5
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue. Adjusted operating profit margin for the Company excluding OSTTRA was 54% for the three and nine months ended September 30, 2026, respectively. Adjusted operating profit margin for the Company excluding OSTTRA was 52% for the three and nine months ended September 30, 2025, respectively. Adjusted operating profit margin excluding OSTTRA is calculated as adjusted operating profit less adjusted equity in income on unconsolidated subsidiaries divided by revenue.
Note - Financial information presented reflects the Company's results on a continuing operations basis, and prior periods have been recast accordingly to conform to this presentation. Segment results also reflect the effect of the recast outlined in our press release dated July 6, 2026.
(a)    The nine months ended September 30, 2026 include employee severance charges of $8 million ($6 million after-tax). The three and nine months ended September 30, 2025 include legal costs of $12 million ($9 million after-tax) and $39 million ($29 million after-tax), respectively. The nine months ended September 30, 2025 include employee severance charges of $10 million ($7 million after-tax).
(b)    The nine months ended September 30, 2026 include employee-related costs of $2 million ($1 million after-tax), employee severance charges of $1 million ($1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax). The three and nine months ended September 30, 2025 include employee severance charges of $1 million ($1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax).
(c)    The three and nine months ended September 30, 2026 include a gain on disposition of $200 million ($136 million after-tax), acquisition-related costs of $6 million ($6 million after-tax) and $9 million ($9 million after-tax), respectively, and disposition-related costs of $4 million ($4 million after-tax) and $6 million ($6 million after-tax), respectively, and a reversal of a statutorily required labor law accrual adjustment of $1 million ($1 million after-tax). The nine months ended September 30, 2026 include employee severance charges of $8 million ($6 million after-tax) and asset impairment of $4 million ($3 million after-tax). The nine months ended September 30, 2025 include employee severance charges of $10 million ($8 million after-tax).
(d)    The three and nine months ended September 30, 2026 includes acquisition-related costs of $1 million ($1 million after-tax) and $13 million ($12 million after-tax), respectively, and disposition-related costs of $2 million ($1 million after-tax) and $6 million ($4 million after-tax), respectively. The three months ended September 30, 2026 include a reversal of a statutorily required labor law accrual adjustment of $2 million ($1 million after-tax). The nine months ended September 30, 2026 include a gain on dispositions of $172 million ($168 million after-tax) and employee severance charges of $15 million ($11 million after-tax). The three and nine months ended September 30, 2025 include employee severance charges of $11 million ($8 million after-tax) and $44 million ($33 million after-tax), respectively, acquisition-related costs of $2 million ($1 million after-tax) and $12 million ($10 million after-tax), respectively, disposition-related costs of $4 million ($3 million after-tax) and $6 million ($5 million after-tax), respectively, and Executive Leadership Team transition costs of $1 million ($1 million after-tax) and $5 million ($3 million after-tax), respectively. The nine months ended September 30, 2025 includes a gain on disposition of $3 million ($2 million after-tax).
(e)    The three and nine months ended September 30, 2026 include lease impairments of $5 million ($4 million after-tax) and $10 million ($7 million after-tax), respectively, acquisition-related costs of $1 million ($1 million after-tax) and $2 million ($2 million after-tax), respectively, and a reversal of a statutorily required labor law accrual adjustment of $2 million ($2 million after-tax). The nine months ended September 30, 2026 include a gain on dispositions of $14 million ($11 million after-tax) and employee severance charges of $11 million ($8 million after-tax). The three and nine months ended September 30, 2025 include acquisition-related costs of $4 million ($4 million after-tax) and $6 million ($6 million after-tax), respectively, Executive Leadership Team transition costs of $9 million ($7 million after-tax) and $22 million ($17 million after-tax), respectively, lease impairments of $6 million ($5 million after-tax) and $14 million ($10 million after-tax), respectively, employee severance charges of $5 million ($4 million after-tax) and $28 million ($21 million after-tax), respectively, disposition-related costs of $4 million ($4 million after-tax) and $6 million ($5 million after-tax), respectively, and legal costs of $1 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively. The nine months ended September 30, 2025 include an asset write-off of $1 million ($1 million after-tax).
(f)     The three and nine months ended September 30, 2026 include a premium amortization benefit of $6 million ($5 million after-tax) and $19 million ($14 million after-tax), respectively. The three and nine months ended September 30, 2025 include a premium amortization benefit of $6 million ($5 million after-tax) and $20 million ($15 million after-tax), respectively.
(g)    The three and nine months ended September 30, 2026 include tax expense related to Mobility pre-spin separation steps of $15 million and $64 million, respectively. The three months ended September 30, 2026 include a tax expense of $1 million due to annualized effective tax rate differences for GAAP. The three and nine months ended September 30, 2025 include a tax benefit of $1 million and $2 million, respectively, due to annualized effective tax rate differences for GAAP.

Exhibit 6
S&P Global
Revenue Information
Three and nine months ended September 30, 2026 and 2025
(dollars in millions)
Revenue by Type

(unaudited)	Three Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change

Ratings	$—	$—	N/M	$677	$668	1%	$594	$572	4%
Indices	87	82	7%	—	—	N/M	—	—	N/M
Energy	583	556	5%	31	22	37%	—	—	N/M
Market Intelligence	1,049	986	6%	38	39	(2)%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(55)	(51)	(8)%
Total revenue	$1,719	$1,624	6%	$746	$729	2%	$539	$521	3%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change

Ratings	$—	$—	N/M	$—	$—	N/M	$—	$—	N/M
Indices	375	303	24%	92	77	19%	—	—	N/M
Energy	—	—	N/M	31	31	—%	—	—	N/M
Market Intelligence	—	—	N/M	—	—	N/M	176	158	11%
Total revenue	$375	$303	24%	$123	$108	14%	$176	$158	11%

	Nine Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change

Ratings	$—	$—	N/M	$2,135	$1,885	13%	$1,777	$1,652	8%
Indices	258	237	9%	—	—	N/M	—	—	N/M
Energy	1,708	1,637	4%	189	169	12%	—	—	N/M
Market Intelligence	3,076	2,900	6%	129	112	15%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(159)	(147)	(8)%
Total revenue	$5,042	$4,774	6%	$2,453	$2,166	13%	$1,618	$1,505	8%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change

Ratings	$—	$—	N/M	$—	$—	N/M	$—	$—	N/M
Indices	1,062	876	21%	286	239	20%	—	—	N/M
Energy	—	—	N/M	95	90	6%	—	—	N/M
Market Intelligence	—	—	N/M	—	—	N/M	518	467	11%
Total revenue	$1,062	$876	21%	$381	$329	16%	$518	$467	11%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - Financial information presented reflects the Company's results on a continuing operations basis, and prior periods have been recast accordingly to conform to this presentation. Segment results also reflect the effect of the recast outlined in our press release dated July 6, 2026.
(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at Crisil. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.

Exhibit 6
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three and nine months ended September 30, 2026 and 2025
(dollars in millions)
 Computation of Free Cash Flow and Adjusted Free Cash Flow Excluding Certain Items

(unaudited)	Nine Months
	2026	2025
Cash provided by operating activities from continuing operations	$3,661	$3,317
Capital expenditures	(93)	(133)
Distributions to noncontrolling interest holders	(269)	(234)
Free cash flow	$3,299	$2,950
Employee severance and transition costs	104	143
Acquisition-related, disposition-related and separation costs	68	28
Acquisition-related prepayment	—	48
Tax on gain from divestitures	33	—
Payment of legal costs	6	20
Adjusted free cash flow, excluding certain items	$3,510	$3,189

S&P Global Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2026	2025	% Change	2026	2025	% Change
Total revenue	$3,678	$3,443	7%	$11,074	$10,117	9%
Ratings acquisition	(3)	—		(9)	—
Indices acquisition	(1)	—		(4)	—
Energy acquisitions and divestiture	(23)	(25)		(74)	(76)
Market Intelligence acquisitions and divestiture	(32)	(31)		(102)	(89)
Total organic revenue	$3,619	$3,387	7%	$10,885	$9,952	9%
Fx impact - (unfavorable) favorable	(10)	—		26	—
Organic revenue constant currency basis	$3,629	$3,387	7%	$10,859	$9,952	9%

Ratings Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2026	2025	% Change	2026	2025	% Change
Ratings revenue	$1,271	$1,240	2%	$3,912	$3,537	11%
Acquisition	(3)	—		(9)	—
Organic revenue	1,268	1,240	2%	3,903	3,537	10%
Fx impact - (unfavorable) favorable	(7)	—		18	—
Organic revenue constant currency basis	$1,275	$1,240	3%	$3,885	$3,537	10%

Exhibit 7

Indices Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2026	2025	% Change	2026	2025	% Change
Indices revenue	$554	$462	20%	$1,606	$1,352	19%
Acquisition	(1)	—		(4)	—
Organic revenue	553	462	20%	1,602	1,352	18%
Fx impact - (unfavorable) favorable	(1)	—		1	—
Organic revenue constant currency basis	$554	$462	20%	$1,601	$1,352	18%

Energy Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2026	2025	% Change	2026	2025	% Change
Energy revenue	$645	$609	6%	$1,992	$1,896	5%
Acquisitions and divestiture	(23)	(25)		(74)	(76)
Organic revenue	622	584	6%	1,918	1,820	5%
Fx impact - favorable	—	—		1	—
Organic revenue constant currency basis	$622	$584	6%	$1,917	$1,820	5%

Market Intelligence Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2026	2025	% Change	2026	2025	% Change
Market Intelligence revenue	$1,263	$1,183	7%	$3,723	$3,479	7%
Acquisitions and divestiture	(32)	(31)		(102)	(89)
Organic revenue	1,231	1,152	7%	3,621	3,390	7%
Fx impact - (unfavorable) favorable	(2)	—		6	—
Organic revenue constant currency basis	$1,233	$1,152	7%	$3,615	$3,390	7%

Note - The impact of foreign exchange rates refers to constant currency comparisons estimated by recalculating current year results of foreign operations using the average exchange rate from the prior year.
Note - Financial information presented reflects the Company's results on a continuing operations basis, and prior periods have been recast accordingly to conform to this presentation. Segment results also reflect the effect of the recast outlined in our press release dated July 6, 2026.

Exhibit 8
S&P Global
 Non-GAAP Guidance
Reconciliation of 2026 Non-GAAP Guidance (from Continuing Operations)

(unaudited)
	Low	High
Diluted EPS	$16.25	$16.50
Deal-related amortization	2.04	2.04
Gain on sale from divestitures	(1.05)	(1.05)
Premium amortization benefit	(0.07)	(0.07)
Restructuring	0.24	0.24
Tax rate and other	0.29	0.29
Non-GAAP adjusted diluted EPS	$17.70	$17.95